Exhibit 99.1

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information represents the pro forma impacts of multiple transactions, each of which are described in the following paragraphs (the “Transactions”).

The unaudited pro forma condensed consolidated financial information includes the historical results of Restaurant Brands International Inc. (referred to in this section as “RBI,” “we,” “our” or “us”), Restaurant Brands International Limited Partnership (“Partnership”), Burger King Worldwide (“BKW”), and Tim Hortons Inc. (“Tim Hortons”), after giving pro forma effect to:

Combination with Tim Hortons (the “Combination”)

On December 12, 2014, a series of transactions were completed resulting in each of BKW and Tim Hortons becoming an indirect subsidiary of both RBI and Partnership (referred to as the “Combination”). The Combination was accounted for as a business combination using the acquisition method of accounting (under ASC 805) and BKW was determined to be the accounting acquirer. Pro forma adjustments have been made to the pro forma condensed consolidated statements of operations for the year ended December 31, 2014, in order to include Tim Hortons for the full fiscal year, assuming the acquisition occurred on January 1, 2014. Certain adjustments have also been made to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 in order to remove items that do not have an ongoing effect on our statements of operations directly related to the Combination.

The Combination was consummated concurrently with the following related transactions:

•	the repayment of $2,923.4 million of existing indebtedness of BKW;

•	the entry into a Term Loan Facility (the “2014 Term Loan Facility”) consisting of a $6,750.0 million facility with a 7 year maturity;

•	the issuance of $2,250.0 million aggregate principal amount of second lien secured notes with a 7.5-year maturity;

•	the exchange of BKW common stock for RBI common shares and Class B exchangeable limited partnership units of Partnership (“Partnership exchangeable units”). Pursuant to the terms of the partnership agreement of Partnership, each Partnership exchangeable unit is entitled to distributions from Partnership in an amount equal to any dividends or distributions that we declare and pay with respect to our common shares. Additionally, each holder of a Partnership exchangeable unit will have voting rights in RBI that are equivalent to the corresponding rights afforded to a holder of a RBI common share. Any time after the one year anniversary of the effective date of the Combination, the holder of a Partnership exchangeable unit will have the right to require Partnership to exchange all or any portion of such holder’s Partnership exchangeable units for common shares at a ratio of one RBI common share for each Partnership exchangeable unit, subject to our right as the general partner of Partnership, in our sole discretion, to deliver a cash payment in lieu of RBI common shares;

•	the purchase, for $3,000.0 million, of 9% cumulative compounding perpetual voting redeemable preferred shares issued by us and the warrant to purchase our common shares, by Berkshire Hathaway; and

•	the extinguishment of a portion of Existing THI Notes (“Tim Hortons Notes”) in the amount of approximately $1.0 billion, following the consummation of the Combination.

2015 Senior Notes and 2015 Amended Credit Agreement Refinancing (the “Refinancing”)

On May 22, 2015 RBI issued $1,250.0 million first lien senior secured notes due January 15, 2022 (the “2015 Senior Notes”). The 2015 Senior Notes bear interest at a rate of 4.625% per annum, payable semi-annually on January 15 and July 15 of each year.

Also on May 22, 2015, two of our subsidiaries entered into a first amendment (the “2015 Amended Credit Agreement”) to the credit agreement dated as of October 27, 2014. Under the 2015 Amended Credit Agreement, the aggregate principal amount of the 2014 Term Loan Facility was decreased to $5,140.4 million (the “New 2014 Term Loan Facility”) as a result of the repayment of $1,550.0 million from the net proceeds from the offering of the 2015 Senior Notes (as defined above) and cash on hand, and the interest rate applicable to the 2014 Term Loan Facility was reduced to, at the Borrowers’ option, either (i) a base rate plus an applicable margin equal to 1.75% or (ii) a Eurocurrency rate plus an applicable margin equal to 2.75%.

Under the 2015 Amended Credit Agreement, at the Borrowers’ option, the interest rate per annum applicable to the 2014 Credit Facilities is based on a fluctuating interest rate determined by reference to either (i) a base rate determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50%, (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00% and (d) in respect of the New 2014 Term Loan Facility, 2.00% per annum (“Base Rate Loans”), plus an applicable margin equal to 1.75% for any New 2014 Term Loan Facility and 2.00% for loans under the 2014 Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements (“Eurocurrency Rate Loans”), plus an applicable margin equal to 2.75% for any New 2014 Term Loan Facility and 3.00% for loans under the 2014 Revolving Credit Facility. Borrowings under the 2014 Credit Facilities will be subject to a floor of 1.00% in the case of Eurocurrency Rate Loans and 2.00% in the case of Base Rate Loans. We have elected our applicable rate per annum as Eurocurrency rate determined by reference to LIBOR. As of September 30, 2015, the interest rate on our New 2014 Term Loan Facility was 3.75%.

In connection with the 2015 Amended Credit Agreement and the related repayment on the 2014 Term Loan Facility, we recorded a $40.0 million loss on early extinguishment of debt during the nine months ended September 30, 2015. The loss on early extinguishment of debt primarily reflects the write-off of unamortized debt issuance costs and the write-off of unamortized discounts.

The following unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014 are based on (a) the unaudited condensed consolidated financial statements of RBI for the nine months ended September 30, 2015, which are included in RBI’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2015 (filed with the SEC on October 30, 2015) and (b) the audited consolidated financial statements of RBI for the year ended December 31, 2014, which were filed with the SEC on December 3, 2015 on Form 8-K. The Form 8-K was filed to update the audited consolidated financial statements of RBI, specifically and primarily related to the recasting of the consolidated balance sheet as of December 31, 2014, and related notes thereto, which were included in RBI’s Annual Report on Form 10-K for the year ended December 31, 2014, as originally filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015 (the “Provisional Form 10-K”). The impact on RBI’s consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2014, as included in the Provisional Form 10-K, and as retrospectively adjusted for these items, was not material.

In addition, the pro forma condensed consolidated statement of operations for the year ended December 31, 2014, is based on (a) the unaudited condensed consolidated financial statements of Tim Hortons for the nine months ended September 28, 2014, which are included in Tim Hortons Quarterly Report on Form 10-Q for the nine month period ended September 28, 2014 (filed with the SEC on November 6, 2014) and (b) the unaudited financial data for the period from September 29, 2014 through December 11, 2014, which has been derived from the Tim Hortons general ledger.

The fiscal year of Tim Hortons ended on the Sunday closest to December 31 and its fiscal year 2014 included 52 weeks of operations. The Tim Hortons financial statements for the nine months ended September 28, 2014, included 39 weeks of operations.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Transactions, have an ongoing effect on our statement of operations and are factually supportable. Our unaudited pro forma condensed consolidated financial information and explanatory notes present how our financial statements may have appeared had the businesses actually been combined and had our capital structure reflected the Transactions as of January 1, 2014. As the Transactions are already reflected in RBI’s balance sheet at September 30, 2015, no pro forma balance sheet was required to be included in the unaudited pro forma condensed consolidated financial information.

Tim Hortons historical statements of operations for the nine months ended September 28, 2014, and the financial data for the period from September 29, 2014 through December 11, 2014 as well as Tim Hortons reclassifications and acquisition accounting adjustments have been converted from Canadian Dollars (“CAD”) to United States Dollars (“USD”), the functional currency of RBI. The statements of operations for the nine months ended September 28, 2014 and financial data for the period from September 29, 2014 through December 11, 2014 were converted using the average exchange rate for the periods of 0.91410 and 0.86648, respectively. All amounts presented are in USD unless otherwise noted.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or consolidated financial condition would have been had the transactions actually occurred on the dates indicated, nor do they purport to project our future consolidated results of operations or consolidated financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

Unaudited pro forma condensed consolidated statement of operations

For the nine months ended September 30, 2015

(In millions of U.S. Dollars, except per share data)

	Historical RBI	Acquisition Accounting Adjustments		Financing Adjustments		NCI Allocation	RBI Pro Forma
Revenues:
Sales	$1,613.2	$—		$—		$—	$1,613.2
Franchise and property revenues	1,382.0	—		—		—	1,382.0

Total revenues	2,995.2	—		—		—	2,995.2
Cost of sales	1,354.6	—		—		—	1,354.6
Franchise and property expenses	365.2	—		—		—	365.2
Selling, general and administrative expenses	317.3	(7.1	) (1C)	—		—	310.2
(Income) loss from equity method investments	5.7	—		—		—	5.7
Other operating expenses (income), net	82.2	—		—		—	82.2

Total operating costs and expenses	2,125.0	(7.1)		—		—	2,117.9

Income (loss) from operations	870.2	7.1		—		—	877.3
Interest expense, net	362.3	—		202.9	(2A)	—	333.4
	—	—		(231.8	) (2A)	—	—
Loss on early extinguishment of debt	40.0	—		(40.0	) (2B)	—	—

Income (loss) before income taxes	467.9	7.1		68.9		—	543.9
Income tax expense (benefit)	140.7	1.9	(1E)	18.3	(2C)	—	160.9

Net income (loss)	327.2	5.2		50.6		—	383.0

Net income attributable to noncontrolling interests	71.3	—		—		31.7	103.0	(3B)
Preferred shares dividends	203.7	—		—		—	203.7

Net income (loss) attributable to common shareholders	$52.2	$5.2		$50.6		$(31.7)	$76.3

Net income (loss) per common share
Basic	$0.26						$0.38	(3A)
Diluted	$0.25						$0.37	(3A)
Weighted average outstanding shares
Basic	202.3						202.3
Diluted	476.4						476.4

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Unaudited pro forma condensed consolidated statement of operations

For the year ended December 31, 2014

(In millions of U.S. Dollars, except per share data)

	(A)	(B)	(C)	(D)	(E)=(A)+(B)+(C)+ (D)	(F)		(G)		(H)	(I) = (E)+(F)+(G)+(H)
	Historical RBI Fiscal Year Ended 12/31/2014	Historical TH Nine Months Ended 9/28/2014	Historical TH Period from 9/29/2014 through 12/11/2014	Reclassifications (Note 1A)	Combined Subtotal	Acquisition Accounting Adjustments		Financing Adjustments		NCI Allocation	RBI Pro Forma
Revenues:
Sales	$167.4	$1,636.6	$459.2	$—	$2,263.2	$—		$—		$—	$2,263.2
Franchise and property revenues	1,031.4	—	—	900.9	1,932.3	4.8	(1B)	—		—	1,937.1
Rents and royalties	—	598.8	167.0	(765.8)	—	—		—		—	—
Franchise fees	—	96.5	54.1	(150.6)	—	—		—		—	—

Total revenues	1,198.8	2,331.9	680.3	(15.5)	4,195.5	4.8		—		—	4,200.3
Cost of sales	156.4	1,413.5	392.2	(13.0)	1,949.1	(11.8	) (1D)	—		—	1,937.3
Operating expenses	—	230.4	65.3	(295.7)	—	—		—		—	—
Franchise fee costs	—	97.1	50.5	(147.6)	—	—		—		—	—
Franchise and property expenses	179.0	—	—	397.0	576.0	3.1	(1B)	—		—	579.1
General and administrative expenses	—	135.8	106.3	(242.1)	—	—		—		—	—
Selling, general and administrative expenses	345.4	—	—	282.4	627.8	(205.1	) (1C)	—		—	422.7
(Income) loss from equity method investments	9.5	(10.4)	(2.7)	—	(3.6)	—		—		—	(3.6)
Other operating expenses, net	327.4	2.2	(2.7)	3.6	330.5	—		(290.9	) (2D)	—	39.6

Total operating costs and expenses	1,017.7	1,868.6	608.9	(15.4)	3,479.8	(213.8)		(290.9)		—	2,975.1

Income (loss) from operations	181.1	463.3	71.4	(0.1)	715.7	218.6		290.9		—	1,225.2
Interest expense	—	49.2	13.7	(62.9)	—	—		—		—	—
Interest (income)	—	(2.7)	(0.9)	3.6	—	—		—		—	—
Interest expense, net	279.7	—	—	59.2	338.9	(1.5	) (1B)	164.3	(2A)	—
								(321.7	) (2A)
								272.3	(2A)		452.3
Loss on early extinguishment of debt	155.4	—	—	—	155.4	—		(155.4	) (2D)	—	—

Income (loss) before income taxes	(254.0)	416.8	58.6	—	221.4	220.1		331.4		—	772.9
Income tax expense (benefit)	15.3	126.2	37.9	—	179.4	58.3	(1E)	98.1	(2C)	—	335.8

Net income (loss)	(269.3)	290.6	20.7	—	42.0	161.8		233.3		—	437.2
Net income (loss) attributable to noncontrolling interests	(430.7)	4.5	1.1	—	(425.1)	—		—		212.4	(212.7	) (3B)
Preferred share dividends	13.8	—	—	—	13.8	—		256.2	(2E)	—	270.0
Accretion of preferred shares to redemption value	546.4	—	—	—	546.4	—		—		—	546.4

Net income (loss) attributable to common shareholders	$(398.8)	$286.1	$19.6	$—	$(93.1)	$161.8		$(22.9)		$(212.4)	$(166.5)

Earnings (loss) per common share
Basic	$(1.16)	$2.10									$(0.82	) (3A)
Diluted	$(2.32)	$2.09									$(0.82	) (3A)
Weighted average shares outstanding
Basic	343.7	134.8									202.1
Diluted	358.2	135.3									467.1

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Notes to unaudited pro forma condensed consolidated financial statements

Amounts in millions of USD unless noted otherwise.

1) The Combination

The Combination has been accounted for as a business combination using the acquisition method of accounting and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value.

A. The following adjustments represent certain reclassifications of historical Tim Hortons income statement amounts to conform to the presentation of RBI’s consolidated statement of operations:

	Historical RBI Fiscal Year Ended 12/31/2014	Historical Tim Hortons Period from 1/1/2014 to 12/11/2014	Reclassification		Historical combined, as reclassified before pro forma adjustments
Sales	$167.4	$2,095.8	$—		$2,263.2
Franchise and property revenues	1,031.4	—	900.9	(i)	1,932.3
Rents and royalties	—	765.8	(765.8)		—
Franchise fees	—	150.6	(150.6)		—
Cost of sales	156.4	1,805.7	(13.0	) (iv)	1,949.1
Operating expenses	—	295.7	(295.7	) (ii)(iii)	—
Franchise fee costs	—	147.6	(147.6	) (i)(ii)	—
Franchise and property expenses	179.0	—	397.0		576.0
General and administrative expenses	—	242.1	(242.1	) (iv)	—
Selling, general and administrative expenses	345.4	—	282.4	(ii)(iv)	627.8
(Income) loss from equity method	9.5	(13.1)	—		(3.6)
Other operating expenses, net	327.4	(0.5)	3.6	(i)(iii)	330.5
Interest expense	—	62.9	(62.9)		—
Interest (income)	—	(3.6)	3.6		—
Interest expense, net	279.7	—	59.2		338.9

The reclassifications above also include certain additional reclassifications, which are as follows:

i.	$15.5 million of historical Tim Hortons franchise fees and $14.4 million of historical Tim Hortons operating expenses related to restaurant sales reclassified to other operating expenses, net.
ii.	$6.9 million of historical Tim Hortons operating expenses and $20.1 million of historical Tim Hortons franchise fee costs reclassified to selling, general and administrative expenses.
iii.	$4.8 million of historical Tim Hortons operating expenses reclassified to other operating expenses, net.
iv.	$13.0 million of historical Tim Hortons ad fund contributions reclassified from cost of sales to selling, general and administrative expenses.

B. The pro forma adjustments to franchise and property revenues and expenses and interest expense, net related to the acquisition accounting adjustments for tangible assets and new intangible assets with definite lives, the elimination of historical intangible assets and elimination of historical amortization expense for deferred financing costs. The pro forma adjustments are as follows:

Fiscal Year Ended December 31, 2014
Franchise and property revenues
Elimination of Tim Hortons rent-leveling adjustment to revenue	$(1.3)
Adjustment to revenue related to amortization of favorable and unfavorable leases	6.1

$4.8

Franchise and property expenses
Recognition of amortization expense for franchise agreements acquired from Tim Hortons (i)	$8.1
Recognition of depreciation expense for property, plant & equipment acquired from Tim Hortons (ii)	(16.8)
Recognition of amortization expense for favorable and unfavorable leases acquired from Tim Hortons (iii)	7.8
Tim Hortons rent-leveling expense adjustment	4.0

3.1

Interest expense, net
Elimination of amortization expense for deferred financing costs relating to Tim Hortons existing indebtedness	$(1.5)

i.	Represents the amortization expense relating to the franchise agreements acquired.
ii.	Represents the reduction of depreciation and amortization expense relating to property, plant and equipment acquired.
iii.	Represents the net amortization expense relating to the favorable and unfavorable leases acquired.

C. The pro forma adjustments to selling, general and administrative expenses relate to transaction costs and acquisition accounting adjustments and are as follows:

	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
Elimination of RSU acceleration related to acquisition (i)	$—	$(8.5)
Recognition of depreciation adjustment for PP&E acquired from Tim Hortons in SG&A	—	(11.9)
Elimination of Tim Hortons combination-related transaction and restructuring costs	(7.1)	(184.7)

Total pro forma adjustment to selling, general and administrative expense	$(7.1)	$(205.1)

i.	Represents the elimination of certain accelerated vesting of restricted and performance stock units in connection with the acquisition

Tim Hortons Combination-related transaction costs of $7.1 million and $184.7 million have been eliminated for the nine months ended September 30, 2015 and the fiscal year ended December 31, 2014, respectively, because they do not have an ongoing effect and are directly related to the Combination. Combination-related transaction costs include accelerated vesting of RSUs and PSUs and change-in-control payments directly related to the Combination.

In addition, Tim Hortons transaction and restructuring costs of $72.6 million and $33.8 million were incurred for the nine months ended September 30, 2015 and the fiscal year ended December 31, 2014, respectively. These costs have not been eliminated in these pro forma condensed consolidated statements of operations because they are post-combination costs and therefore not directly related to the Combination.

D. As a result of the acquisition accounting, there was a step-up to the carrying value of inventory. Increases of $11.8 million have been recognized as additional costs in the historical consolidated statement of operations for the twelve-month period ended December 31, 2014, and have been eliminated in the pro forma condensed consolidated statement of operations because they do not have an ongoing effect, are directly related to the Combination and were recognized as expense within twelve months following the assumed date of acquisition of January 1, 2014.

E. The historical tax impacts related to the pro forma adjustments are represented in the pro forma condensed consolidated statement of operations based on the tax rates when the expenses were originally recognized. The pro forma adjustment to income tax expense (benefit) reflects the tax effect of the pro forma adjustments using a statutory rate of approximately 26.5%, based on jurisdictions where income is generated. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including cash needs and the geographical mix of income.

2) The Refinancing and Combination

A. The pro forma adjustments to interest expense reflect the decrease in long-term debt as a result of the Refinancing and the adjustments are as follows:

	Nine Months Ended September 30 , 2015	Fiscal Year Ended December 31, 2014
Elimination of historical interest expense on BKW existing indebtedness (i)	$—	$(268.2)
Elimination of Tim Hortons historical interest expense related to debt notes (i)	—	(40.2)
Total pro forma interest expense on the 2014 Term Loan Facility and Second Lien Secured Notes (ii)	—	472.7

Previous pro forma adjustment to interest expense	$—	$164.3

Elimination of interest expense on 2014 Term Loan Facility (iii)	$(197.8)	$(302.2)
Elimination of amortization of deferred financing costs related to 2014 Term Loan Facility (iv)	(12.8)	(19.5)
Elimination of interest expense on 2015 Senior Notes (v)	(20.7)	—
Elimination of amortization of deferred financing costs related to 2015 Senior Notes (vi)	(0.5)	—

Total historical and pro forma interest expense, respectively, on Existing Debt	$(231.8)	$(321.7)

Interest on New 2014 Term Loan Facility and the 2015 Senior Notes of approximately $6.4 billion principal amount at a weighted average interest rate of 3.75% and an interest rate 4.625%, respectively (vii)	$186.7	$250.6
Amortization of $152.2 million of debt issuance costs on New 2014 Term Loan Facility and the 2015 Senior Notes (viii)	16.2	21.7

Total pro forma interest expense on the New 2014 Term Loan Facility and the 2015 Senior Notes	$202.9	$272.3

Total pro forma adjustment to interest expense	$(28.9)	$114.9

i.	Represents the elimination of the historical interest expense related to debt of BKW and Tim Hortons that was fully repaid in conjunction with the Combination.
ii.	Represents the pro forma interest expense upon the initial issuance of the 2014 Term Loan Facility and the issuance of $2,250.0 million second lien secured notes in connection with the Combination.
iii.	Represents the elimination of the interest expense on the 2014 Term Loan Facility due to the 2015 Amended Credit Agreement. For the fiscal year ended December 31, 2014, the elimination relates to the pro forma interest expense and for the nine months ended September 30, 2015, the elimination relates to the historical interest expense.
iv.	Represents the elimination of the amortization of deferred financing costs for the 2014 Term Loan Facility, prior to the 2015 Amended Credit Agreement. For the fiscal year ended December 31, 2014, the elimination relates to the pro forma amortization of deferred financing costs and for the nine months ended September 30, 2015, the elimination relates to the historical amortization of deferred financing costs.
v.	Represents the elimination of the interest expense on the 2015 Senior Notes. For the nine months ended September 30, 2015, the elimination relates to the historical interest expense.
vi.	Represents the elimination of the amortization of deferred financing costs for the 2015 Senior Notes. For the nine months ended September 30, 2015, the elimination relates to the historical amortization of deferred financing costs.
vii.	Interest on the New 2014 Term Loan Facility subsequent to the 2015 Amended Credit Agreement was calculated using an interest rate of 3.750% and interest on the 2015 Notes was calculated using an interest rate of 4.625%.
viii.	Represents the pro forma amortization expense recognized for debt issuance costs arising from the 2015 Amended Credit Agreement and the 2015 Senior Notes. Amortization is calculated on a straight-line basis over 7 years.

B. In connection with the 2015 Amended Credit Agreement and the related repayment on the 2014 Term Loan Facility, we recorded a $40.0 million loss on early extinguishment of debt during the nine months ended September 30, 2015. The loss on early extinguishment of debt primarily reflects the write-off of unamortized debt issuance costs and the write-off of unamortized discounts.

C. Pro forma adjustments to income tax expense (benefit) as a result of the Refinancing reflect the tax effect of the pro forma adjustments using a statutory rate of approximately 26.5%. Pro forma adjustments for the tax effect of historical interest expense on existing indebtedness for BKW and the historical other operating expense, net related to derivative transactions directly related to the Combination. The tax effect for interest expense on existing indebtedness related to discount notes issued by Burger King Capital Holdings, LLC and Burger King Capital Finance, Inc. is calculated based on a 37.4% tax rate. Interest expense related to senior notes issued concurrently with the Combination is calculated using a tax rate of 38.8%.

D. During December 2014 and in connection with the prior refinancing of term loans outstanding under BKW’s prior credit agreement, as well as the redemptions of BKW’s outstanding notes, we recorded a $155.4 million loss on early extinguishment of debt during 2014. The loss on early extinguishment of debt primarily reflects the write-off of unamortized debt issuance costs, the write-off of unamortized discounts and the payment of premiums to redeem the notes.

During 2014, we entered into foreign currency forward and foreign currency option contracts to hedge our exposure to the volatility of the Canadian dollar in connection with the cash portion of the purchase price of the Combination. We recorded a net loss on derivatives of $298.8 million related to the change in fair value on these instruments and an expense of $59.9 million related to the premium on the foreign currency option contracts. These instruments were settled in the fourth quarter of 2014. In addition, we recognized a net gain of $67.8 million on interest rate swaps and caps derivatives during the fourth quarter of 2014.

These costs and gains have been eliminated in the pro forma condensed consolidated statement of operations for the twelve-month period ended December 31, 2014 because they do not have an ongoing effect, are directly related to the Combination and were recognized as expense within twelve months following the assumed date of acquisition of January 1, 2014.

E. Represents the incremental pro forma dividend of $256.2 million to adjust the 9% cumulative dividends related to our preferred shares to be $270.0 million for the full fiscal year ended December 31, 2014.

3) Earnings (loss) per share

A. Pro forma basic earnings (loss) per common share is calculated by dividing pro forma net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding. Pro forma basic and diluted earnings (loss) per share is computed as follows to adjust for the dilutive effect of convertible securities:

	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
Numerator:
Pro Forma net income	$383.0	$437.2
Deduct: Pro forma net income (loss) attributable to noncontrolling interests	103.0	(212.7)
Deduct: Pro Forma Redeemable Preferred Shares dividends	203.7	270.0
Deduct: Redeemable Preferred Shares accretion to redemption value	—	546.4

Pro forma net income (loss) attributable to common shareholders -basic	$76.3	$(166.5)
Add back: Pro forma net income (loss) to Partnership noncontrolling interest (Note 3b)	100.1	(218.3)

Pro forma net income (loss) attributable to common stockholders -dilutive	$176.4	$(384.8)
Denominator:
Weighted average common shares outstanding - basic	202.3	202.1
Effect of dilutive securities (i)	274.1	265.0

Weighted average common shares outstanding - diluted	476.4	467.1

Pro forma net income (loss) per common share - basic	$0.38	$(0.82)
Pro forma net income (loss) per common share - diluted	$0.37	$(0.82)

(i)	For both the nine months ended September 30, 2015 and the fiscal year ended December 31, 2014, Partnership exchangeable units of 265.0 million were included in the dilutive share calculation. In addition, for the nine months ended September 30, 2015, RBI options and restricted stock units of 9.1 million were also included in the dilutive share calculation. For the fiscal year ended December 31, 2014, 9.0 million shares of potentially dilutive securities, which consist of 1.5 million in Tim Hortons unvested options and 7.5 million in BKW outstanding options, were excluded in the calculation of diluted earnings per share since their impact would have been antidilutive.

B. Net income (loss) attributable to noncontrolling interests comprises of the income (loss) attributable to noncontrolling interests in Partnership plus Tim Hortons historical net income attributable to noncontrolling interests. The net income attributable to the noncontrolling interest in the Partnership is calculated as net income (loss), less the Preferred Share Dividends and Accretion, multiplied by the ratio of Partnership Exchangeable Units to total Partnership Common Units outstanding. The net income (loss) attributable to noncontrolling interests in Partnership is calculated as follows:

	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
Pro Forma net income	$383.0	$437.2
Historical Tim Hortons noncontrolling interest	(2.9)	(5.6)
Redeemable Preferred Shares dividends (i)	(203.7)	(270.0)
Redeemable Preferred Shares accretion (ii)	—	(546.4)

Pro forma net income (loss), as adjusted	$176.4	$(384.8)
Partnership units issued to RBI for Tim Hortons acquisition	106.6	106.6
Partnership units issued to RBI to former BKW shareholders	87.1	87.1
Partnership units issued to RBI upon exercise of warrant issued in connection with issuance of RBI Preferred Shares (1.75% of fully diluted common shares)	8.4	8.4
Partnership exchangeable units issued directly to former BKW shareholders	265.0	265.0

Total Partnership common units	467.1	467.1
Ratio of Partnership exchangeable units to total partnership units-Noncontrolling interest	56.7%	56.7%
Pro forma net income attributable to Partnership noncontrolling interests	$100.1	$(218.3)
Historical Tim Hortons noncontrolling interest	2.9	5.6

Total pro forma noncontrolling interest at end of period	$103.0	$(212.7)

i.	Includes 9% cumulative dividends related to our preferred shares held by Berkshire Hathaway.
ii.	In connection with the Combination, we issued preferred shares and the warrant to purchase 8.4 million of RBI common shares to Berkshire Hathaway for proceeds of $3,000.0 million in cash, less the attribution of $1.8 million of costs related to the transactions. The proceeds were allocated to the preferred shares for $2,750.6 million and the warrant for $247.6 million on a relative fair value basis. The preferred shares are redeemable at our option, on and after the third anniversary of the original issue date, at a fixed price of 109.9% of the purchase price per preferred share ($3,297.0 million) plus accrued and unpaid dividends and unpaid make-whole dividends. This pro forma adjustment recognizes an additional preferred dividend of $546.4 million, calculated as the difference between the carrying value of $2,750.6 million and the redemption value of the preferred shares of $3,297.0 million.